EXHIBIT 10.11

EQUITY AND BENEFIT PLAN

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (the “Agreement”) is hereby made to be effective as of the 25th day of September, 2009, by and between Tim Hortons Inc., a Delaware corporation (the “Assignor”) and Tim Hortons Inc., a corporation incorporated under the Canada Business Corporations Act (the “Assignee”).

WHEREAS, pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of August 6, 2009, by and among the Assignor, the Assignee, and THI Mergeco Inc., a Delaware corporation and a wholly-owned subsidiary of the Assignee (“THI Mergeco”), the Assignee will become the ultimate parent of the Tim Hortons group of companies through the merger of THI Mergeco with and into the Assignor (the “Merger”);

WHEREAS, pursuant to the Merger, the Assignor will be the surviving company and will become a wholly-owned, direct subsidiary of the Assignee, upon the terms and subject to the conditions set forth in the Merger Agreement, pursuant to which each issued share of common stock of the Assignor (“THI USA Common Stock”) shall be automatically converted into the right to receive one common share of the Assignee (“New THI Common Shares”);

WHEREAS, the Assignor currently maintains and sponsors or is a party to (i) the equity stock plans listed on Exhibit A, copies of which are attached hereto (the “Assumed Equity Plans”), and (ii) the benefit plans listed on Exhibit B, copies of which are attached hereto (the “Assumed Benefit Plans” and together with the Assumed Equity Plans, the “Assumed Plans”);

WHEREAS, the Assumed Plans were amended in connection with the Merger and the reorganization to make conforming changes, including among other things, changing the references to THI USA to New THI, amending the governing law provisions such that the laws of the Province of Ontario and the federal laws of Canada applicable therein would govern and substituting any references to THI USA common stock to New THI common shares, as well as to address certain administrative and other matters;

WHEREAS, the Merger Agreement provides that, at the effective time of the Merger, the Assignee shall assume the rights and obligations of the Assignor under the Assumed Equity Plans and to the extent that any of the Assumed Equity Plans or any applicable agreement relating thereto provide for the issuance, delivery or purchase of, or otherwise relate to, THI USA Common Stock, from and after the effective time, such Assumed Equity Plan and applicable agreement shall be deemed to have been amended to provide for the issuance, delivery or purchase of, or otherwise relate to, an equivalent number of New THI Common Shares in accordance with such Assumed Equity Plan and any applicable agreement relating thereto;

WHEREAS, in connection with the Merger, the Assignee will adopt and assume the obligations of the Assignor relating to deferred stock units under the Non-Employee Directors’ Deferred Compensation Plan as of the date hereof, and, in consideration therefore, the Assignor shall pay Cdn.$1,826,379.70 to the Assignee on the date hereof; and

WHEREAS, the Merger Agreement further provides that, following the effective time of the Merger, the Assignee shall continue to sponsor and maintain each of the Assumed Benefit Plans.

NOW, THEREFORE, the parties hereto hereby agree as follows:

1. The Assignor hereby conveys, transfers and assigns unto the Assignee all of the Assignor’s rights, title, interests as well as duties, obligations, and responsibilities under the Assumed Plans and any and all applicable award or other agreements relating thereto.

2. The Assignee hereby accepts and assumes all of the Assignor’s rights, title, interests, duties, obligations and liabilities under the Assumed Plans and any applicable agreement relating thereto to the same extent as though it had originally been named a party thereto and from the respective dates that such Assumed Plans were originally entered into and agrees to observe, perform and fulfill all of the terms and conditions of the Assumed Plans and any applicable agreement related thereto to the same extent as if it had been originally named as a party thereto.

3. The Assignor shall pay Cdn$1,826,379.70 to the Assignee in consideration for the assumption of the Assignor’s duties, obligations and liabilities relating to the deferred stock units under the Non-Employee Directors’ Deferred Compensation Plan as of the date hereof, which amount the Assignor and Assignee both agree shall be sufficient to satisfy such duties, obligations and liabilities.

4. Each Assumed Plan is specifically ratified and reaffirmed by the Assignor, in its capacity as the sole shareholder of the Assignee, and the Assignee.

5. This Agreement shall be binding upon, and inure to the benefit of, the respective successors and assigns of the parties hereto.

6. This Agreement shall be governed and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers duly authorized on the date first set forth above, to be effective immediately prior to the effective time of the Merger.

TIM HORTONS INC., a Delaware corporation

By:	/s/ DONALD B. SCHROEDER
Name: Donald B. Schroeder Title: President and Chief Executive Officer

TIM HORTONS INC., a corporation incorporated under the Canada Business Corporations Act

By:	/s/ JILL E. AEBKER
Name: Jill E. Aebker Title: Associate General Counsel and Secretary

Exhibit A

Assumed Equity Plans

2006 Stock Incentive Plan, as amended and restated

Non-Employee Director Deferred Stock Unit Plan

Exhibit B

Assumed Benefit Plans

Personal Supplemental Executive Retirement Savings Plan

The Executive Annual Performance Plan

Tim Hortons Incentive Plan

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